Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 15, 2008, in the Registration Statement (Form S-1) and related Prospectus of McJunkin Red Man Holding Corporation for the registration of $750,000,000 of its shares of common stock.

/s/  Ernst & Young LLP

Charleston, West Virginia

August 15, 2008